FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 26, 2023		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the second quarter ended December  31, 2022.

Sales for the second quarter ended December 31, 2022 were $3,271,931, a decline of 25.9%  compared to $4,415,886 for the same period in the prior year.  The net loss for the three months was $1,146,879 compared to net income of $578,969 for the second quarter of the prior year. Basic and diluted loss per common share for the quarter was $0.12 compared to basic and diluted income per common share of $0.06 for the same three-month period one year ago.

Sales for the six months ended December 31, 2022 decreased 24.5% from $8,780,953 in the same period last year to $6,626,460 in the current fiscal year. The six-month net income was $8,797,864 compared to net income of $479,610 for the same period last year. Basic income per common share was $0.96 for the six months ended December 31, 2022 and diluted income per common share was $0.90.  This compares to basic and diluted income per common share of $0.05 for the same six-month period in the prior year.

"The decline in sales was partially driven by a slowdown in sales to certain of our domestic distributors,” Michael J. Koss, Chairman and CEO, said today. “The weaker demand appears to be due to over-stocked shelves as a result of the bullwhip effect triggered by the pandemic. In addition, sales to our European distributors continue to be impacted by the ongoing conflict between Russia and Ukraine, as well as high energy costs and inflation reducing disposal income.”

“An unfavorable sales mix negatively impacted gross margins for the first six months of the current fiscal year versus the same period in the prior year,” Koss continued.  “Lower volumes of higher margin sales, coupled with fixed manufacturing expenses that do not flex with sales volume and the sale of inventory purchased at higher freight rates, contributed to the lower gross margins. The Company continues to monitor the threat of a rail strike and the potential manufacturing and supply chain delays due to the surge of infection since the easing of zero COVID restrictions in China as both situations could have negative repercussions. Legal fees recorded during the second quarter were the main contributor to the net loss for the quarter.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2022	2021	2022	2021
Net sales	$3,271,931	$4,415,886	$6,626,460	$8,780,953
Cost of goods sold	2,145,769	2,866,193	4,314,074	5,649,423
Gross profit	1,126,162	1,549,693	2,312,386	3,131,530

Selling, general and administrative expenses	2,473,975	1,229,294	26,144,571	3,010,091

(Loss) income from operations	(1,347,813)	320,399	(23,832,185)	121,439

Other income	—	255,975	33,000,000	355,975
Interest income	97,832	3,626	124,888	4,258

(Loss) income before income tax provision	(1,249,981)	580,000	9,292,703	481,672

Income tax (benefit) provision	(103,102)	1,031	494,839	2,062

Net (loss) income	$(1,146,879)	$578,969	$8,797,864	$479,610

(Loss) income per common share:
Basic	$(0.12)	$0.06	$0.96	$0.05
Diluted	$(0.12)	$0.06	$0.90	$0.05

Weighted-average number of shares:
Basic	9,186,208	9,144,099	9,171,746	8,994,023
Diluted	9,186,208	10,064,713	9,817,398	10,062,915